Filed Pursuant to Rule 433
Registration Statement Nos. 333-147604 & 333-168617
Issuer Free Writing Prospectus
Dated October 21, 2010
Relating to Prospectus Dated November 23, 2007,
Prospectus Dated August 6, 2010, and
Prospectus Supplement Dated July 2, 2008

REDWOOD TRUST

Third Quarter 2010

Cash Dividends for Common Stock Shareholders

Dividend type	Regular
Date paid	10/21/10
Record date	9/30/10
Amount per share	$ 0.25

Regular Quarterly Dividends Paid

$0.75
0.50
0.25
0.00
3Q 08
4Q 08
1Q 09
2Q 09
3Q 09
4Q 09
1Q 10
2Q 10
3Q 10

More Information

In an effort to go green, effective the fourth quarter of 2010, we will discontinue the mailing of dividend cards directly to shareholders.

Information on our Dividends and Dividend Reinvestment Plan can be found on our website at www.redwoodtrust.com.

Redwood Trust paid a regular quarterly dividend of $0.25 per share for the third quarter of 2010.

Dividend Reinvestment Plan

Redwood Trust offers existing stockholders an economical and convenient way to reinvest their dividends. Through our Dividend Reinvestment Plan, you can automatically reinvest all or a percentage of your Redwood Trust dividends to acquire additional common stock at a 0% to 3% discount, without incurring fees or paying commissions. IRA Accounts are not eligible to participate in this plan.

Redwood Trust has filed a registration statement (including a prospectus) with the SEC for the Dividend Reinvestment Plan. Before you invest, you should read the prospectus in that registration statement and other documents Redwood Trust has filed with the SEC for more complete information about Redwood Trust and the Dividend Reinvestment Plan. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Redwood Trust or our Transfer Agent, Computershare Trust Company, N.A., will arrange to send you the prospectus if you request it by calling Computershare toll-free at (888) 472-1955 or by calling our investor relations department toll-free at (866) 269-4976.

The Redwood Review Quarterly Report

We release a report entitled *The Redwood Review* on a quarterly basis. This quarterly report is available on our website at **www.redwoodtrust.com**. The information contained within *The Redwood Review* and our website is not part of the prospectus pursuant to which shares are offered under our Dividend Reinvestment Plan.